Exhibit 99.1

Nuvera to Apply CBOL Funding Towards Fiber Internet Expansion

New Ulm, Minnesota (Dec. 12, 2023) – Nuvera Communications, Inc. a diversified communications company, announced today that it has confirmed eligibility for Consumer Broadband-Only Loop (CBOL) funding through the Universal Service Administrative Company (USAC). This incremental funding will be used to continue supporting the company’s multi-year fiber construction initiative.

Nuvera began receiving a monthly benefit in November of 2023 with the first payment receipt confirmed in December. On an annualized basis this new program will provide $3.4 million of new funding based on the tariff filing and Nuvera’s expected line counts. The monthly CBOL subsidy formula is reviewed and subject to revision on an annual basis and subject to change based on updated USAC funding criteria July 1 of each year.

“The CBOL funding will help us continue our investment in expanding fiber internet to additional homes and businesses,” said Nuvera President and CEO Glenn Zerbe. “Federal funding sources such as CBOL are critical for companies like Nuvera to efficiently build critical fiber infrastructure across our service areas.”

Nuvera’s Gig Cities fiber project began in 2021 and the company is investing more than $200 million across Southern Minnesota to bring fiber internet – faster and more reliable internet – to residential and business customers. This fiber initiative is expected to both grow market share and total addressable market as it progresses.

The funds were applied for by Scott-Rice Telephone Company, a wholly owned subsidiary of Nuvera, which qualifies for CBOL funding as it is not receiving funding through the Alternative Connect America Cost Model (A-CAM) program, which is a funding program supporting rural carriers.

About Nuvera

Nuvera Communications is a leading Minnesota broadband provider headquartered in New Ulm, Minnesota. Nuvera’s state-the-art fiber network provides reliable and affordable residential internet service through both fiber-to-the neighborhood and newly expanding Gig-speed fiber-to-the-home services. Nuvera also provides business services including fiber internet, voice, hosting and managed services. Nuvera serves residents and businesses in New Ulm, Glencoe, Goodhue, Hutchinson, Litchfield, Prior Lake, Redwood Falls, Elko New Market, Savage, Sleepy Eye, Springfield and surrounding communities. Nuvera also serves customers in Aurelia, Iowa. Nuvera is a Fiber Minnesota partner which cooperatively enables connectivity for multi-location business customer locations, wireless towers and network connectively to major internet connection transport points. Nuvera Communications, Inc., is a publicly held corporation. For more information about Nuvera or to purchase stock, visit http://www.nuvera.net/investors